EXHIBIT 10.1

SECOND AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”) is made as of August 25, 2010 , by and between Avatar Holdings Inc., a Delaware corporation (the “Company”), and Patricia Kimball Fletcher (the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated as of December 22, 2008 as amended by that certain First Amendment to Amended and Restated Employment Agreement dated as of October 26, 2009 (collectively, the “Agreement”);

WHEREAS, the Company and Employee desire to extend the term of the Agreement to December 31, 2011.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment and Term. Section 1 of the Agreement is deleted in its entirety and replaced with the following:

The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions set forth herein. The term of employment under this Agreement shall be for the period commencing January 1, 2007 and ending on December 31, 2011 (the “Term of Employment”).

2. Compensation and Benefits. Section 3 (a) of the Agreement is deleted in its entirety and replaced with the following:

Base Salary. The Company shall pay the Employee a base salary (“Base Salary”) at an annual rate of $700,000 from January 1, 2007 through December 31, 2010 and at an annual rate of $600,000 from January 1, 2011 through December 31, 2011. On an annual basis or at such other times as the Company may determine, the Employee’s Base Salary shall be reviewed, and in the sole discretion of the Compensation Committee of the Company, the Company may increase (but not decrease (except as set forth in the immediately preceding sentence)) the Employee’s Base Salary.

3. Termination of Employment. Section 5(a)(i) is deleted entirely and replaced with the following:

(i) on December 31, 2011 (absent the parties having entered into a written agreement for the renewal or extension of this Agreement).

4. Definition of Good Reason. Section 5(e)(ii) is revised to insert the words “(except as set forth in Section 3(a) above)” immediately following the clause “a material reduction in Base Salary”.

5. Termination Without Cause or Resignation For Good Reason. Section 6(d) is deleted in its entirety and replaced with the following:

(d) Termination Without Cause or Resignation For Good Reason. If the Employee’s employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee’s resignation for Good Reason pursuant to Section 5(a)(vi), then:

(i) The Company shall continue to pay the Employee her full Base Salary in accordance with normal payroll practices and without interest through December 31, 2011 at the rate in effect at the time notice of the termination of the Employee’s employment is given in accordance with Section 5(a)(v) or Section 5(a)(vi) hereof, as the case may be, with each payment due during such period hereby designated a “separate payment” for purposes of Section 409A; and

(ii) The Employee shall be entitled to participate in all employee benefit plans and programs to the extent applicable to other senior executives of the Company (provided that the Employee’s continued participation is permissible under the general terms and provisions of such plans and programs) through December 31, 2011. In the event that the Employee’s participation in any such plan or program is not permitted, the Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to the Employee’s account or on the Employee’s behalf under such plans and programs.

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the date first above written.

AVATAR HOLDINGS INC.
By: /s/ Gerald D. Kelfer

Name: Gerald D. Kelfer
Title: Chief Executive Officer

/s/ Patricia Kimball Fletcher

Patricia Kimball Fletcher